Exhibit 10.1
OLD NATIONAL BANK CASH-SETTLED VALUE APPRECIATION INSTRUMENT
Issue Date: July 29, 2011
1. Defined Terms. When used in this Value Appreciation Instrument (“VAI”), the following terms have the meanings indicated.
“Bank” means Old National Bank, Evansville, Indiana.
“Business Day” means any day commencing at 9 A.M., Eastern Standard Time and ending at 5 P.M., Eastern Standard Time, that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed or a day on which the principal office of the FDIC is closed.
“Company” means Old National Bancorp, Evansville, Indiana.
“Determination Price” means the Company’s “average volume weighted price” (displayed under the heading “Bloomberg VWAP” on the issuer’s Bloomberg page) over the two NASDAQ trading days immediately prior to the date on which the Bank receives the Notice.
“Exercise Date” means (i) the date of exercise designated by the Holder in the Notice (which shall be no earlier than the date the Bank receives the Notice) or (ii) if the date is not so designated in the Notice, the date the Bank receives the Notice, which, in either event, shall not be later than the expiration of the Term.
“Exercise Price” means $10.64 subject to adjustment pursuant to Section 13.
“FDIC” means Federal Deposit Insurance Corporation in its capacity as Receiver of Integra Bank, National Association, Evansville, Indiana.
“Holder” means the FDIC or its assignee(s).
“Initial Exercise Date” means August 5, 2011.
“Notice” means written notice, in the form attached as Appendix A, executed by the Holder.
“Right” means the cash-settled value appreciation right granted pursuant to this VAI with respect to Six Million (6,000,000) Units (such number of Units subject to adjustment pursuant to Section 13 and the Settlement Amount limitations pursuant to Section 4), at the Exercise Price.
“Settlement Amount” means the product of (i) the Settlement Price per Unit and (ii) the number of Units in respect of which the Right is being exercised as set forth in the applicable Notice, to be paid cash, subject to limitations pursuant to Section 4.

“Settlement Price” means the Determination Price minus the Exercise Price.
“Term” means the period commencing on August 5, 2011 and expiring at 5 p.m. EST on September 29, 2011.
“Unit” means an accounting device used to calculate the Settlement Amount of the Right granted by this VAI, which mirrors one share of Company common stock.
“VWAP” means the Volume Weighted Average Price for a trading day displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for the Company (or its equivalent successor page if such page is not available) for such trading day. If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume weighted average price of Company common stock for such trading day, as determined by a nationally recognized investment banking firm retained by the Bank based on available trading information for the Company’s common stock.
2. Grant of Value Appreciation Right. The Bank hereby grants to the FDIC, during the Term, the Right. This VAI is provided in full satisfaction of any requirement for a VAI or any other consideration that may be contemplated by Section 6.2 of Exhibits 4.15A and 4.15B of the Purchase and Assumption Agreement between the Bank and the FDIC dated as of July 29, 2011.
3. Exercise. To the extent permitted by applicable laws and regulation, the Right is exercisable in accordance with the following conditions:
(a)
The Right may be exercised, in whole or in part, beginning on the Initial Exercise Date and continuing, at any time, until expiration of the Term, at which time the Right or any unexercised portion thereof shall be extinguished.

(b)
The completed Notice designating the date of exercise and number of Units to be exercised, together with written evidence reasonably satisfactory to the Bank of any transfer or assignment of this VAI, in whole or in part, if applicable, must be delivered to the Bank prior to expiration of the Term and the Right shall be deemed to be exercised on the Exercise Date.

4. Settlement of Right; Payment by Bank. After receipt of the Notice, which shall be delivered either in person or by overnight courier pursuant to Section 10 below, on the first Business Day following the Exercise Date, the Bank shall deliver to the Holder an amount, in cash, equal to the product of (i) the number of Units with respect to which the Right was exercised as set forth in the Notice and (ii) the Settlement Price; provided however that (a) the Settlement Amount shall be no less than Three Million United States Dollars ($3,000,000) and no more than Four Million United States Dollars ($4,000,000) and (b) the total Settlement Amount that the FDIC is entitled to as a result of the exercise of the Right does not exceed Four Million United States Dollars ($4,000,000). Payment shall be made by wire transfer of immediately available funds by the Bank to the account designated in the Notice.

5. No Rights as Shareholder. This VAI does not entitle the Holder to any voting rights or other rights as a shareholder of the Bank or the Company.
6. Compliance with Law. Holder will not exercise the Right and the Bank will not be obligated to deliver payment, if such exercise or payment would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of any securities exchange or association.
7. Transfer/Assignment. This VAI is transferable, in whole or in part as set forth above without the consent of the Bank or the Company. This VAI shall be binding upon any successors or assigns of the Bank and the Holder.
8. Governing Law; Jurisdiction. This VAI shall be governed by and construed in accordance with the federal law of the United States. Each of the Bank and the Holder agrees to submit to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York for any action, suit or proceeding arising out of or relating to this VAI or the transactions contemplated hereby. To the extent permitted by applicable law, each of the Bank and the Holder hereby unconditionally waives trial by jury in any legal action or proceeding relating to the VAI.
9. Amendments/Waivers. This VAI may be amended and the observance of any term of this Value Appreciation Instrument may be waived only, in the case of an amendment, with the written consent of the Bank and the Holder, or in the case of a waiver, by the party against whom the waiver is to be effective.
10. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to the parties hereto as follows:

if to the FDIC, to:	Manager, Special Programs Division of Resolutions and Receiverships Federal Deposit Insurance Corporation 550 17th Street, NW (Room F-7028) Washington, D.C. 20429 Attention: Philip Mangano

E-mail Address: PMangano@fdic.gov Tel.: 202-898-3747

with a copy to:	Senior Counsel FDIC Legal Division Federal Deposit Insurance Corporation Special Issues Unit 3501 Fairfax Drive (Room E-7056) Arlington, Virginia 22226 Attention: David Gearin

E-mail Address: DGearin@fdic.gov Tel.: 703-562-2430

if to the Bank, to:	President and Chief Executive Officer Old National Bank One Main Street Attention: Robert G. Jones Evansville, Indiana, 47708

E-mail Address: Bob.Jones@oldnational.com Tel.: 812-464-1280
All notices shall be in writing and shall be deemed properly delivered and received when delivered to both the primary notice party and copied parties (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent by a commercial overnight courier for delivery on the next Business Day, on the first Business Day after deposit with such courier service (or the third Business Day if sent to an address not in the United States), or (iii) if sent by registered or certified mail, five (5) days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 10. For the avoidance of doubt, e-mail notices and notices sent via facsimile shall not be deemed proper delivery for purposes of this Agreement.
11. Entire Agreement. This VAI and Appendix A attached hereto, and Article VII of the Purchase and Assumption Agreement between the Bank and the FDIC dated as of July 29, 2011, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
12. Acceptance. The recipient of this Right shall signify acceptance of the terms and conditions of this Value Appreciation Instrument by signing in the space provided below and returning a signed copy to the Bank.
13. Adjustments; Anti-Dilution. In the event of any subdivision, reclassification or consolidation of outstanding shares of common stock of the Company, declaration of a dividend payable in shares of common stock of the Company or common stock split of the Company, then (i) the number of Units and (ii) the Exercise Price shall each be proportionately adjusted by the Board of Directors of the Bank to reflect such transaction; provided, however, that any adjustment shall only be such as are necessary to maintain the proportionate interest of the Holder and preserve, without exceeding, the value of this Right. The existence of this Right shall not affect in any manner the right or power of the Bank or the Company or their respective shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Bank or the Company or its business or any merger or consolidation of the Bank or the Company, or any issuance of bonds, debentures or preferred stock, or dissolution or liquidation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind.

IN WITNESS WHEREOF, the Bank and the Company have caused this VAI to be executed by duly authorized officers as of the Issue Date written above.
Old National Bank

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	President & CEO
Old National Bancorp

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	President & CEO
ACCEPTED:
FEDERAL DEPOSIT INSURANCE CORPORATION,
RECEIVER OF INTEGRA BANK, NATIONAL ASSOCIATION,
EVANSVILLE, INDIANA

By:	/s/ Mike Lamb
Name:	Mike Lamb
Title:	Receiver-in-Charge

FORM OF NOTICE OF EXERCISE
TO:Old National Bank, Evansville, Indiana
RE:Election to Exercise Value Appreciation Instrument
The undersigned, pursuant to the provisions set forth in the attached Value Appreciation Instrument, hereby irrevocably exercises its Right under such Value Appreciation Instrument with respect to the Units set forth below.

Number of Units:

Exercise Date:	, 201_
(If a date is not designated, the Exercise Date is date the Bank receives this Notice)

Wire Transfer Instructions:

Bank Name:

ABA Routing#:

Beneficiary Name:

Beneficiary Account #:

Bank Contact:

Phone:

Beneficiary Contact:

Beneficiary Phone:

HOLDER:

By:
Name:
Title:

Date:                     , 201_
Appendix A -Form of Notice of Exercise of Value Appreciation Instrument